Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Dated October 13, 2011

Effective as of August 1, 2011

by and between

Nordic Oil USA 1, LLLP, as Seller,

and

Lucas Energy, Inc., as Buyer

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made this 13th day of October, 2011, to be effective the 1st day of August, 2011, by and between Nordic Oil USA 1, LLLP, a Delaware limited partnership, having its principal address at 3887 Pacific Street, Las Vegas, Nevada  89121 (“Seller”) and Lucas Energy, Inc., a Nevada corporation, having its principal address at 3555 Timmons Lane, Suite 1550, Houston, Texas  77027  and (“Buyer”).  Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS:

A.           WHEREAS, Seller owns certain undivided interests in and to the oil, gas and mineral leases described on Exhibit “A” attached hereto and made a part hereof for all purposes, together with related rights, interests and assets, which leases, rights, interests and assets are located in the Counties of Gonzales, Karnes and Wilson, State of Texas;

B.           WHEREAS, Seller desires to sell, assign and convey all of its right, title and interest in and to the herein-described oil, gas and mineral leases, rights, interests and assets subject to the terms and conditions set forth herein; and

C.           WHEREAS, Buyer desires to purchase the entirety of Seller’s right, title and interest in and to the herein-described oil, gas and mineral leases, rights, interests and assets subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of their mutual promises contained herein, Buyer and Seller agree to the purchase and sale of the working interest in and to the herein-described oil, gas and mineral leases, rights, interests and assets described below, in accordance with the following terms and conditions:

AGREEMENT:

1.Purchase and Sale.

a. Property Being Sold.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, and Buyer agrees to purchase and accept, the Subject Property for the Purchase Price as hereinafter set forth.  Except as set forth in Section 1(b) below, the term “Subject Property” shall mean:

i)          Leaseholds.  All of Seller’s right, title and interest in and to all oil and gas leaseholds and working interests, in and to the oil, gas and mineral leases which are described in Exhibit “A” attached hereto and made a part hereof for all purposes  (the “Leases”);

ii)  Units.  All of Seller’s right, title and interest in pooled, communitized or unitized acreage which includes all or any part of any Lease or includes any Well (the “Units”);

iii) Rights in Production.  All of Seller’s right, title and interest in and to all reversionary interests, backin interests, overriding royalties, production payments, net profits interests, mineral and royalty interests in production of oil, gas or other minerals relating to the Leases;

iv) Wells.  All of Seller’s right, title and interest in and to producing, non-producing, shut-in oil and gas wells and any and all injection or disposal wells located on the Leases (the “Wells”);

v) Contract Rights.  All of Seller’s right, title and interest (if any) in or derived from any unit agreements, orders and decisions of regulatory authorities establishing or relating to units, unit operating agreements, drilling units, spacing units, operating agreements, gas purchase agreements, oil purchase agreements, gathering agreements, transportation agreements, compression agreements, processing or treating agreements, seismic agreements, geophysical agreements, exploration agreements, area of mutual interest agreements and any other agreements that relate to any of the Leases or Wells to the extent such contracts are assignable (the “Contracts”);

vi) Easements.  All of Seller’s right, title and interest (if any) in and to all rights-of-way, easements, licenses, and servitudes appurtenant to or used in connection with the Leases and Wells (the “Easements”);

vii) Permits.  All of Seller’s right, title and interest in and to all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals (if any) to the extent the same are used or obtained in connection with any of the Leases, Contracts, Easements or Wells (the “Permits”);

viii) Equipment.  All of Seller’s right, title and interest in and to all personal property, fixtures, surface equipment, storage tanks, down-hole equipment, casing, tubing other tubulars, pumps, pumpjacks, compressors, metering facilities, pipelines, valves, drips, separators, dehydration equipment, treatment facilities, electrical equipment and any other devises used in connection with the Leases, Wells, Easements or Permits (the “Equipment”);

ix) Hydrocarbons.  All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all other products refined or extracted therefrom, together with all minerals produced in association with these substances (collectively, the “Hydrocarbons”) in and under and which may be produced and saved from, or attributable to, the Leases or Wells from and after the Effective Date attributable to Seller’s interest(s) therein, and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto attributable to Seller’s interest(s) therein; and

x) Data.  All papers and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of the Seller relating to the Subject Properties including, but not limited to, the following (if any):  land records, property title documents and records, division orders, operations and production-related records and reports, well information; provided, however, Buyer is not acquiring, and Seller is not obligated to transfer to Buyer, (A) any proprietary or confidential financial accounting or tax accounting records of Seller; or (B) any files or records which are proprietary or confidential to Seller (the “Data”).

b.      Property Not Being Sold.  The term “Subject Property” or, as the context requires, “Subject Properties,” shall not include any and all accounts receivable and accounts payable relating to production and activities occurring on or relating to the Subject Properties for all periods prior to the Effective Date.

2.Purchase Price.  Buyer agrees to pay to Seller for the Subject Property the sum of Twenty-Two Million Dollars (USD) ($22,000,000.00) (the “Purchase Price”), which may be adjusted in accordance with the terms of this Agreement.  The Purchase Price shall be paid by the issuance and delivery by Buyer to Seller of a promissory note in the original principal amount of Twenty-Two Million (USD) ($22,000,000.00) containing the terms as set forth in the form attached hereto as Exhibit “E” and made a part hereof for all purposes (the “Note”).  The Note shall be secured by a recordable first priority Deed of Trust, Security Agreement, Financing Statement and Assignment of Production executed by Buyer, as mortgagee, in favor of Michael King, Trustee, (the “Mortgage”), in the form attached hereto as Exhibit “F” and made a part hereof for all purposes.  The Note shall contain provisions which provide that, in the event of default, the owner and holder of the Note shall have no recourse against Buyer, with the only recourse available to the owner and holder of the Note being to the Assets in accordance with the terms and provisions of the Note and the Mortgage.

3.Effective Date and Closing.  Seller’s conveyance of the Subject Property to Buyer shall be effective as of August 1, 2011, at 7:00 a.m. where the Subject Properties are located (the “Effective Date”), but title thereof shall be delivered at the “Closing,” which shall take place on or before October 13, 2011 (the “Closing Date”) unless extended by agreement of the Parties.

4.Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer with respect to Seller’s interests in the Subject Property as of the date hereof and as of the Closing, as follows:

a. Organization and Standing.  Seller is a limited partnership which is duly organized, validly existing and in good standing under the laws of Delaware, its state of organization, and in such other jurisdictions necessary for the consummation of this Agreement.  The general partner of Seller is Princeton Research, Inc., a Corporation duly organized and in good standing under the laws of the State of Delaware, is duly qualified to carry on its business, and has all requisite power and authority to enter into this Agreement.

b. Valid Agreement.  Seller has the authority to enter into and perform this Agreement and to consummate the transaction contemplated by this Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Seller.  At the Closing, all instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Seller.  The execution and delivery by Seller of this Agreement, the consummation of the transactions set forth herein and the performance by Seller of Seller's obligations hereunder have been duly and validly authorized and will not violate, conflict with or result in any violation or breach of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Seller or the Subject Property is a party, or by which Seller or the Subject Property is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Seller or Subject Property, or (iii) to the knowledge of Seller, any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Seller or the Subject Property is subject.

c. Authorization.  This Agreement has been duly authorized, executed and delivered by Seller.  All instruments required to be delivered by Seller at the Closing shall be duly authorized, executed and delivered by Seller.  This Agreement and all documents executed by Seller in connection with this Agreement shall constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

d. Brokers.  Seller has incurred no obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to this transaction for which Seller shall have any obligation or liability.

e.Liens.  On the Closing Date, Seller shall deliver the Subject Property free and clear of any and all liens, mortgages, deeds of trusts or other encumbrances created by, through or under Seller, other than Permitted Encumbrances.

f.Suits, Claims and Compliance.  No suit, action, claim or other proceeding is now pending or, to Seller's knowledge, threatened before any court, governmental agency against the Subject Property, and Seller shall promptly notify Buyer of any such proceeding which arises or is threatened prior to the Closing.  Seller has complied with, and Seller’s operations in and on the Subject Property, are and have been in compliance with all applicable laws, statutes, ordinances, rules and regulations.

g.Access.  To the same extent Seller has such right, at all times prior to the Closing, Buyer and the employees and agents of Buyer shall have access to the Subject Property at Buyer's sole risk, cost and expense during normal business hours and subject to reasonable advanced notice to Seller and the operator of the Subject Property.

h.Environmental Matters.  To Seller’s knowledge, Seller is not in violation of any Environmental Laws [as such term is defined in Section 7(e)] applicable to the Subject Properties, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Laws that would subject Seller, on or after the Effective Date, to costs, expenses, fines, penalties, fees or other liability in excess of ten thousand dollars ($10,000).  No notice or action alleging such violation is pending or, to Seller’s knowledge, threatened against the Subject Property.

i. No Third Party Options.  There are no agreements, options, or commitments with, of or to any person to acquire the Subject Property that were created during Seller’s period of ownership.  To Seller’s knowledge, there are no agreements, options or commitments with, of or to any person to acquire the Subject Property that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date.

j. Preferential Rights.  The Subject Properties are not subject to any preferential rights to purchase that were created during Seller’s period of ownership.  To Seller’s knowledge, the Subject Properties are not subject to any preferential rights to purchase that were created prior to Seller’s period of ownership that would continue to be in effect on or after the Effective Date.

k. Contracts.  Exhibit “C” sets forth each Contract relating to the Subject Properties.  With respect to each Contract, to the knowledge of Seller, (i) such Contract is in full force and effect, (ii) there are no material violations or breaches thereof and (iii), there are no other Contracts relating to the Subject Property other than the Contracts identified on Exhibit “C” attached hereto and made a part hereof for all purposes.

l. Disclaimers.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 4 ABOVE ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING OR ANYTHING ELSE IN THIS AGREEMENT, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO TITLE TO THE SUBJECT PROPERTIES OR RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE.  EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PROPERTIES FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”).  BUYER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTIES, AND EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS.  ALSO WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER'S AGENTS OR REPRESENTATIVES.  ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.   ANY PROVISION CONTAINED IN THIS SECTION 4. OR ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, SELLER SHALL WARRANT ITS TITLE TO THE SUBJECT PROPERTIES BY SPECIAL WARRANTY OF TITLE.

m. Any representation “to Seller’s knowledge” is limited to matters within the actual conscious awareness of Michael King, the President of the General Partner of Seller.

5.Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as of the date hereof and will represent and warrant at the Closing, as follows:

a. Corporate Authority.  Buyer is a corporation organized and in good standing under the laws of the State of Nevada, is duly qualified and in good standing to carry on its business in the state where the Subject Property is located and has all the requisite power and authority to enter into and perform this Agreement and carry out the transactions contemplated under this Agreement.

b. Valid Agreement.  This Agreement constitutes the legal, valid and binding Agreement of Buyer.  At the Closing, all instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered to Buyer and shall constitute legal, valid and binding obligations of Buyer.  The execution and delivery by Buyer of this Agreement, the consummation of the transactions set forth herein and the performance by Buyer of Buyer's obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer and will not conflict with or result in any violation of any provision of (i) any agreement, contract, mortgage, lease, license or other instrument to which Buyer is a party or by which Buyer is bound; (ii) any governmental franchise, license, permit or authorization or any judgment or order of judicial or governmental body applicable to Buyer, or (iii) any law, statute, decree, rule or regulation of any jurisdiction in the United States to which Buyer is subject.

c. Governmental Approvals.  Buyer shall obtain all required local, state, federal governmental and/or agency permissions, approvals, permits, bonds and consents, as may be required to assume Seller’s obligations and responsibilities attributable to the Subject Property.

d. Independent Evaluation.  Buyer is experienced and knowledgeable in the oil and gas business.  Buyer has been advised by and has relied solely on its own expertise and legal, tax, accounting, marketing, land, engineering, environmental and other professional counsel concerning this transaction, the Subject Property and value thereof.

e. Brokers.  Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer shall have any obligation or liability.

6.Title Matters.

a. Examination of Files and Records.  Upon execution of and pursuant to the terms of this Agreement, Buyer shall have the right to conduct an investigation of the status of title to the Subject Properties.  Seller will make available to Buyer all of Seller’s Data.  Existing abstracts and title opinions, to the extent such exist and are in the possession of Seller, will not be updated by Seller.  Upon reasonable, advance notice from Buyer, all such Data shall be made available at Seller’s offices during normal working hours.  Seller will also permit Buyer to examine and copy, at Buyer's expense, such Data.  If Closing does not occur, Buyer shall promptly return all such Data and other materials provided by Seller to Buyer hereunder.

b. Notice of Title Defect.  Buyer may review title to the Subject Property prior to Closing and may notify Seller in writing of any Title Defect (defined below) it discovers as soon as reasonably practicable after its discovery, but in any event no later than four (4) business days prior to the Closing Date (not including the Closing Date).  Any notice provided hereunder shall include appropriate evidence to substantiate the Buyer’s position, including a description of the Title Defect, the basis for the Title Defect, the portion of any Lease or Leases or other part of the Subject Property affected by the Title Defect, the amount by which Buyer believes the value of the Subject Property has been reduced because of the Title Defect and the computations and information upon which Buyer's belief is based.  Buyer will be deemed to have conclusively waived any Title Defect about which it fails to notify Seller in writing within the applicable period specified above.

c. Procedure.  If Buyer properly notifies Seller of a Title Defect, Buyer and Seller shall promptly meet and, in good faith, negotiate in an effort to agree upon the validity of each claimed Title Defect and the resolution of such claimed Title Defects.  Absent an agreement on the claimed Title Defect, Buyer shall have the option to either (i) waive the Title Defect and proceed to Closing, or (ii) request that Seller cure the Title Defect, but Seller shall have no obligation to cure any Title Defect.  If Seller elects not to cure a Title Defect, Seller may, at its sole option, either (i) reduce the Purchase Price in an agreed upon amount to account for such Title Defect [which amount shall not exceed the Allocated Value (as defined below) of the affected portion of the Subject Property] and convey such affected Subject Property to Buyer or (ii) retain title to the affected Subject Property and reduce the Purchase Price by the Allocated Value (defined below) of the affected Subject Property.  In the absence of an agreement on the amount to account for a Title Defect, the amount shall be the Allocated Value.  If Seller elects to attempt to cure the Title Defect and such Title Defect is not cured at Closing, Buyer shall deposit the Allocated Value of the affected Subject Property into the Holding Account and Seller will convey the affected Subject Property to Buyer.  Seller will have ninety (90) days following the Closing Date to attempt to cure the Title Defect.  With respect to a Title Defect that Seller is unable to cure within such ninety (90) day period following the Closing Date, Buyer shall re-convey the affected Subject Property to Seller and, upon such re-conveyance, Buyer shall be entitled to the Allocated Value placed in the Holding Account for the affected Subject Property together with any interest accrued thereon.  With respect to a Title Defect that Seller cures within such ninety (90) day period following the Closing Date, Seller shall be entitled to the Allocated Value placed in the Holding Account for such affected Subject Property together with any interest accrued thereon.  Notwithstanding the foregoing, if, at the end of the ninety (90) day period following Closing the sum of all uncured Title Defects and Environmental Defects equals or exceeds five percent (5%) of the Purchase Price, Buyer may, in its sole discretion, elect to rescind the transaction by written notice to Seller given within seven (7) business days following the end of the ninety (90) day period.  In such event, Buyer shall reconvey the Subject Properties to Seller without a warranty of title by, through and under Buyer, but not otherwise, and Seller shall refund the Purchase Price in immediately available funds less the net income derived by Buyer during the period from the Effective Date to the reconveyance date, which amount shall be provided to Seller by Buyer in a reconveyance settlement statement.  The Holding Account shall be established jointly by Seller and Buyer at [name and location of Bank] requiring the signature of Seller and Buyer to disburse funds therefrom.

d. Right to Terminate Agreement.  Notwithstanding anything in this Section 6 or Section 7 that follows, in the event the sum of the Title Defects and Environmental Defects (defined below) equals or exceeds five percent (5%) of the Purchase Price and Seller elects not to cure such Title Defects or Environmental Defects, either Party may elect to terminate this Agreement without liability as to either Party.

e. Definition of Title Defect.  For purposes of this Agreement, the term “Title Defect” shall mean any matter in excess of Ten Thousand Dollars ($10,000.00) per defect, positive or negative, that would cause the title to the Subject Property to fail to qualify as Good and Defensible Title (defined below) or which would otherwise reduce the net revenue interest to be conveyed by Seller to Buyer as set forth in Exhibit “B” attached hereto and made a part hereof for all purposes.

f. Good and Defensible Title.  As used herein, the term “Good and Defensible Title” shall mean, as to each of the Subject Properties, title to the Subject Properties by virtue of which Seller can successfully defend against a claim to the contrary made by a third party, based upon industry standards in the acquisition of oil and gas properties, and in the exercise of reasonable judgment and in good faith, such that (i) Seller (and upon Closing, Buyer), by virtue of its ownership interest in the Leases described in Exhibit “A”, are entitled to receive a fractional decimal interest of not less than Seller’s interests shown on Exhibit “B” without reduction, increase, suspension, or termination throughout the productive life of each such Subject Property (the “Net Revenue Interest”), (ii) Seller is obligated to bear (and after Closing shall obligate Buyer to bear) a fractional decimal interest of not more than Seller’s interests shown on Exhibit “B” without reduction, increase, suspensions, or termination throughout the productive life of each such Subject Property, of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking and operation of each Subject Property without increase throughout the productive life of each Subject Property (the “Working Interest”); and (ii) the Subject Properties are subject to no liens, encumbrances, obligations or defects except those that are Permitted Encumbrances.

g. As used herein, the term “Permitted Encumbrances” shall mean:

i) Lessors’ royalties, overriding royalties, payments out of production, and other burdens affecting Seller’s Net Revenue Interest if the net cumulative effect of such burdens does not operate to (i) reduce the Net Revenue Interest of Seller in any Subject Property to less than the Net Revenue Interest for such property as set forth on Exhibit “B”, or (ii) increase the Working Interest of Seller in any such Subject Property to greater than the Working Interest therefore as set forth herein (unless Seller’s Net Revenue Interest therein is increased in the same proportion);

ii) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties; or (ii) the appropriate time for asserting such rights has expired without an exercise of such rights;

iii) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

iv) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not interfere with or detract from the operations, value or use of the Subject Properties by Buyer;

v) Such Title Defects as Buyer has waived or released or is deemed to have waived pursuant to the terms of this Agreement;

vi) The terms and conditions of all Leases and contracts, provided the same do not result in a decrease in the Net Revenue Interest or an increase of the Working Interest in any of the Properties (unless Seller’s Net Revenue Interest therein is increased in the same proportion) or that do not interfere with or detract from the operations, value or use of the Subject Properties by Buyer;

vii) Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease;

viii) Liens for taxes or assessments not yet due or not yet delinquent, and mechanic's or materialmen's liens (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent;

ix) Liens, if any, to be released at Closing in a form acceptable to Buyer;

x) Defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;
xi) Defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; and

xii) Conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

h. Definition of “Allocated Value”.  The term “Allocated Value” shall be the value agreed upon the Subject Property as set forth on Exhibit “B” hereto.

i. NRI Variance/Proportionate Price Reductions.  If the Title Defect is a defect described in Section 6(f)(i) affecting the Net Revenue Interest or which otherwise affects a portion of Seller’s interest in a Lease listed on Exhibit “A”, the price adjustment for such defect shall be calculated as follows:  a downward adjustment equal to the amount determined by multiplying the Allocated Value set forth for such Lease on Exhibit “A” by a fraction (i) the numerator of which is an amount equal to the “Net Revenue Interest” shown on Exhibit “B” for such Lease less the decimal share to which Seller would be entitled to as a result of its ownership interest in such Lease which is unaffected by such Defect value allocated to such Lease shown on Exhibit “B” for such Lease and (ii) the denominator of which is the “Net Revenue Interest” shown for such property on Exhibit “B” hereto.

7.Environmental Matters.

a. Inspection.  Prior to Closing and upon reasonable, prior written notice to Seller and the operator of the Subject Properties, Buyer, to the same extent Seller has such right, will have access to and the opportunity to inspect the Subject Property for the purposes of conducting a Phase I Inspection only, including without limitation, for the purposes of undertaking an independent investigation for detecting the presence of hazardous or toxic substances, pollutants or other contaminants (including petroleum), environmental hazards, naturally occurring radioactive materials (NORM), produced water, air emissions, contamination of the surface and subsurface and any other Environmental Defect (defined below).

b. Notice of Environmental Defect.  Buyer may notify Seller in writing of any Environmental Defect (defined below) it discovers as soon as reasonably practicable after its discovery, but in any event no later than five (5) business days prior to the Closing Date (not including the Closing Date).  Any notice provided hereunder shall include appropriate evidence to substantiate the Buyer’s position, including a description of the Environmental Defect, the Environmental Law applicable to the Environmental Defect and Buyer’s basis for believing that Seller is in violation of such Environmental Law, the portion of the Lease or other part of the Subject Property affected by the Environmental Defect, the amount by which Buyer believes the value of the Subject Property has been reduced because of the Environmental Defect and the evidence, computations and information upon which Buyer's belief is based.  Buyer will be deemed to have conclusively waived any Environmental Defect about which it fails to notify Seller in writing within the applicable period specified above.

c. Procedure.  If Buyer properly and timely notifies Seller of an Environmental Defect, Buyer shall have the option to either (i) waive the Environmental Defect and proceed to Closing, or (ii) request that Seller correct the Environmental Defect, but Seller shall have no obligation to correct any Environmental Defect.  If Seller elects not to correct an Environmental Defect, then Seller may elect to either (i) reduce the Purchase Price to account for such Environmental Defect in an agreed amount and Seller will then convey such affected Subject Property to Buyer or (ii) allow Seller to retain title to the affected Subject Property and reduce the Purchase Price by the Allocated Value (defined above) of the affected Subject Property.  If Seller elects to attempt to correct the Environmental Defect, at Closing, Buyer shall deposit the Allocated Value of the affected Subject Property into the Holding Account created by the Parties and Seller will have ninety (90) days following the Closing Date to attempt to correct the Environmental Defect.  With respect to a Environmental Defect that Seller is unable to correct within such ninety (90) day period following the Closing Date, upon agreement of the Parties, (i) Seller may convey title to the affected Subject Property to Buyer for an agreed amount not to exceed the Allocated Value of the affected Subject Property, or (ii) Seller will retain title to such affected Subject Property and Buyer shall be entitled to the amount placed in the Holding Account for such affected Subject Property together with all interest accrued thereon.  Notwithstanding the foregoing, Buyer reserves the right to rescind the transaction in the event the sum of the uncured Title Defects and Environmental Defects at the end of the ninety (90) day period exceeds five percent (5%) of the Purchase Price in accordance with the procedure set forth in Section 6(c).

d. Definition of Environmental Defect.  As used herein, an “Environmental Defect” shall mean a condition affecting a Subject Property that is a violation of Environmental Law and which would cost, on an individual defect basis, in excess of ten thousand dollars ($10,000) to remediate.

e. Definition of Environmental Laws.  As used herein, the term “Environmental Laws” shall mean any and all federal, state and local statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, and wildlife in effect in any and all jurisdictions in which the Subject Property is located, including without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Oil Pollution Act of 1990 (“OPA90”), as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), as amended, the Resource Conservation and Recovery Act (“RCRA”), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended (“OSHA”), the Hazardous Materials Transportation Act, as amended, and the statutes and regulations of the Texas Railroad Commission.

8.Covenants.

a. Seller’s Negative Covenants.  Until Closing, Seller shall not do any of the following with regard to the Subject Property without first obtaining the prior, written consent of Buyer:

i) Release all or any portion of a Lease, Contract or Easement; provided, however, that a Lease may expire by its own terms, with no obligation on Seller to renew or extend the Lease;

ii) Create a lien, security interest or other encumbrance on the Subject Property other than a Permitted Encumbrance;

iii) Amend a Lease, Contract or Easement or enter into any new contracts which affect the Subject Property; or

iv) Waive, comprise or settle any claim that would materially affect ownership, operation or value of any of the Subject Property.

b. Maintain Leases in Effect. Seller will use its commercially reasonable efforts in the ordinary course of business to take all action necessary to keep the Leases in force and effect until the Closing; provided, however, (i) Seller is not the operator of the Leases and has minimal ability to cause any action to occur which would affect the Leases, and (ii) that Seller shall not be required to make capital expenditures to keep the Leases in effect until Closing.

9.Closing Conditions

a. Seller's Closing Conditions.  The obligation of Seller to consummate the transactions contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i) Representations, Warranties and Covenants.  The (A) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and (B) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii) Payment of Purchase Price.  Buyer shall have paid Seller the Purchase Price in immediately available funds in accordance with Section 2 and the adjustments set forth in Section 10.

iii) No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any affiliate) shall be pending or threatened against Buyer before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Seller resulting therefrom.

b. Buyer's Closing Conditions.  The obligation of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

i) Representations, Warranties and Covenants.  The (A) representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and (B) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

ii) Conveyance.  Seller shall have executed and delivered the Assignment and Bill of Sale, the form of which is attached as Exhibit “D”, prior to or on the Closing Date.

iii) No Action.  On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its affiliates) shall be pending or threatened against Seller or the Subject Property before any governmental authority of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

iv) Casualty or Condemnation.  Buyer shall not have elected to terminate this Agreement pursuant to Section 12.

v) No Material Adverse Change.  From the date of this Agreement to the Closing Date, there shall not have been any material adverse change of the Subject Property equal to five percent (5%) of the value, when taken as a whole.

c. Right to Terminate.  Seller shall have the right to terminate this Agreement, without liability to Buyer, if the conditions to Closing set forth in Section 9(a) are not satisfied.  Likewise, Buyer shall have the right to terminate this Agreement, without liability to Seller, if the conditions to Closing set forth in Section 9(b) are not satisfied.

10.       Closing.  The Closing shall be held at the offices of Seller or such other place or method as the Parties shall mutually agree.  Seller shall provide Buyer a draft “Closing Settlement Statement” three (3) business days prior to Closing respecting adjustments to the Purchase Price.  At the Closing, the following shall occur:

a.     Closing Settlement Statement.  Buyer and Seller shall agree upon a “Closing Settlement Statement” that shall include adjustments to the Purchase Price that are known as of the Closing Date, as follows:

i) Oil in Storage.  The Purchase Price shall be increased by the amount of the estimated amount to be received by Buyer for Seller’s interests in the quantity of saleable oil in storage on the Effective Date (if any), net of all applicable taxes and net of any charges attributable to such oil that are deducted under the contract between NOGI and the oil purchaser before remitting payment, which estimated amount shall be corrected to the actual amount received in the Final Settlement Statement (defined below);

ii) Operating Expenses.  The Purchase Price shall be increased by the amount of all operating expenses (including COPAS) and non-discretionary capital expenditures by the Seller attributable to the Subject Properties for the period from the Effective Date to the Closing Date;

iii) Sales Revenue from Effective Date to Closing Date.  The Purchase Price shall be decreased by the amount received by Seller for the sale or other disposition of produced natural gas and crude oil, net of all taxes for which Seller was not reimbursed, for the period from the Effective Date to the Closing Date;

iv) Taxes.  The Purchase Price shall be adjusted downward for estimated production, ad valorem or property taxes for production periods prior to the Effective Date on a pro-rata basis determined for Seller and Buyer by the length of ownership during the production taxing period divided by the production taxing period.  Upon such adjustment, Buyer shall assume and be responsible for all such tax periods and shall indemnify and hold Seller harmless from any claims, losses, expenses and damages arising from same.  Should Seller receive a tax statement for the Subject Properties following the Closing Date that relates to production periods prior to the Effective Date, Seller shall forward any such statements to Buyer and Buyer shall pay and advise the taxing authority of the change in ownership to Buyer.

v) Adjustments for Title and/or Environmental Defects.  The Purchase Price shall be adjusted for any Title or Environmental Defect adjustments agreed upon by the Parties in accordance with Sections 6 or 7 hereof.

b. Execution and Delivery of Documents and Instruments.  The Parties shall execute, acknowledge and deliver the following:

i) Seller shall execute and deliver to Buyer the Assignment, Conveyance and Bill of Sale in the form attached hereto as Exhibit “D” that shall expressly contain a special warranty of title to be given by Seller (the “Assignment”);

ii) Buyer shall execute and deliver to Seller the Note and Mortgage; and

iii) Seller shall execute and deliver to Buyer letters-in-lieu of transfer orders, and other instruments reflecting Seller’s conveyance of title to the Subject Property and the production therefrom to Buyer.

c. Delivery of Data.  Seller shall deliver the Data (as defined above) to Buyer at Closing or within a reasonable time thereafter, due consideration being given for the time to copy and deliver such Data.  To the extent transferable, the Seller shall transfer possession of all Data (as located by Seller) to the Buyer on the Closing Date.

d. Delivery of Possession.  Seller shall deliver exclusive possession of the Subject Property to Buyer.

e. Recording.  Buyer shall record and file the Assignment and other instruments at its cost.  Any sales, use or transfer tax relative to such recording shall be the responsibility of Seller.

11.Post-Closing Covenants.

a. Costs and Revenues After Effective Date.  Except as otherwise provided herein, Seller shall be responsible for the payment of all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property prior to the Effective Date and not yet paid or satisfied.  Except as otherwise provided herein, Buyer shall be responsible for payment  (at Closing or thereafter if not reflected on the Preliminary Closing Settlement Statement) of all costs, liabilities and expenses incurred in the ownership and operation of the Subject Property after the Effective Date to the Closing Date.  Such costs, liabilities and expenses shall include any necessary and reasonable expenses incurred by Seller in the operation, protection or maintenance of the Subject Property.  All Hydrocarbons produced from the Subject Property prior to the Effective Date, all oil stock balances held in the tanks as of the Effective Date, and all proceeds from the sale thereof shall be the property of Seller.  All Hydrocarbons produced after the Effective Date shall be the property of Buyer.  Seller shall remit production proceeds, if any, received by Seller from the sale of Hydrocarbons belonging to Buyer, less expenses which Buyer is responsible for paying pursuant to this section, to Buyer promptly upon receipt.  To the extent possible, adjustments shall be made to the Purchase Price to account for such costs and revenues in the Preliminary Settlement Closing Statement or if not liquidated by such date, they shall be addressed in the Final Settlement Statement.

b. Final Settlement Statement.  Not more than ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement, a Final Settlement Statement setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments.  As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement.  The Parties shall agree with respect to the amounts due pursuant to such post-Closing adjustments no later than one hundred twenty (120) days after the Closing.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date”.  In the event that (1) the Final Purchase Price is more than the amount paid to Seller at Closing, Buyer shall pay to Seller in immediately available funds the amount of such difference, or (2) the Final Purchase Price is less than the amount paid to Seller at Closing, Seller shall pay to Buyer in immediately available funds the amount of such difference.  Payment by Buyer or Seller shall be made within five (5) business days of the Final Settlement Date.  Notwithstanding anything to the contrary in Section 11(a), (b) or (c), in no event shall Seller be responsible for paying any Losses for which Buyer is obligated to indemnify Seller under Section 11(e) and in no event shall any reduction be made to the Purchase Price for any Losses for which Buyer is obligated to indemnify Seller under Section 11(e).

c. Additional Payments Received.  After the Final Settlement Date, each Party covenants and agrees that it will hold and promptly transfer and deliver to the rightful Party, from time to time as and when received by it, any cash, checks with appropriate endorsements (using its reasonable efforts not to convert such checks into cash), or other property that it may receive which properly belongs to the other Party, and will account to the other Party for all such receipts.

d. Assumption of Obligations.  The Buyer understands and agrees that the Subject Property is subject to all existing Contracts relating to the Subject Property.  Except as otherwise provided herein, the Buyer shall assume and be responsible for any obligations arising from ownership and operation of the Subject Properties on and after the Effective Date; except as otherwise provided herein, the Seller shall retain and be responsible for any obligations arising from ownership or operation of the Subject Properties prior to the Effective Date.  From and after the Effective Date, Buyer assumes, will be bound by, and agrees to perform all express and implied covenants and obligations of Seller relating to the Subject Property, whether arising under (i) the Leases, prior assignments of the Leases, the Contracts, the Easements, the Permits or any other contractually-binding arrangements to which the Subject Property (or any component thereof) may be subject and which will be binding on Buyer and/or the Subject Property (or any component thereof) after the Closing or (ii) any applicable laws, ordinances, rules and regulations of any governmental or quasi-governmental authority having jurisdiction over the Subject Property.  Buyer also assumes Seller’s proportionate share of the expenses and costs of plugging and abandoning the Wells and restoration of operation sites, all in accordance with the applicable laws, regulations and contractual provisions.  Buyer shall assume the risk of any change in the condition of the Subject Property from the Effective Date to the Closing.

e. Indemnification.

(i)           Indemnification by Buyer.  Buyer shall defend, indemnify and save Seller and, as applicable, its directors, officers, partners, members, employees and agents harmless from and against any and all claims, liabilities, damages, losses, assessments, costs and expenses, including reasonable attorneys’ fees and expenses and costs of suit (collectively, “Losses”) arising out of (A) the breach of any representation or warranty contained in Section 5 hereof, (B) the breach of any covenant contained in this Agreement, or (C) the ownership or operation of the Subject Property after the Effective Date including, without limitation, the adequate and timely payment of royalties, overriding royalties and other burdens measured by production, payment of taxes and noncompliance with any Environmental Laws, or (D) any matter which could constitute or relate to an Environmental Defect (regardless of cost, on an individual or any other basis, to remediate) whether the claim is for Losses suffered by Buyer or regardless of whether the same accrued or otherwise arose before or after the Closing.

(ii)           Indemnification by Seller.  Seller shall defend, indemnify and save Buyer and, as applicable, its directors, officers, employees and agents, harmless from and against any and all Losses arising out of (A) the failure by Seller to pay any expenses relating to the Subject Property which relate to periods prior to the Effective Date, (B) the failure by Seller to pay any taxes relating to the Subject Property or production therefrom which relate in any way to periods prior to the Effective Date and (C) the adequate and timely payment of royalties, overriding royalties and other burdens measured by production relating to periods prior to the Effective Date; provided, however, that the obligation to indemnify Buyer under subpart (C) hereof shall terminate six (6) months following the Closing Date.

(iii)           THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION 11(e) SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM (A) THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR (B) ANY ACTION THAT SUBJECTS THE INDEMNIFIED PARTY TO CLAIMS PREMISED IN WHOLE OR IN PART IN STRICT LIABILITY.

12.Casualty Loss.  If, prior to the Closing Date, any portion of the Subject Property shall be destroyed by fire or other casualty, Buyer shall have the right to treat such affected property as a Title Defect under Section 6 above.  Should the portion of Subject Property affected be material in Buyer's reasonable opinion, Buyer shall have the right to exclude the affected Subject Property from this Agreement by giving notice thereof to Seller, in which event both parties shall negotiate in good faith any adjustment to the Purchase Price to account for the casualty loss.  In the event the casualty loss occurs after the notice deadline for Title Defects provided in Section 6(b) but before the Closing Date and the total value of such casualty losses exceeds twenty percent (20%) of the Purchase Price, either Party may elect to terminate this Agreement without liability to the other Party, in which case Buyer shall be entitled to a refund of the Performance Deposit.

13.           Shareholder Ratification.   Any provision contained in this Agreement to the contrary notwithstanding, should the approval by ratification of the shareholders of either or both of Buyer or Seller be applicable to the transaction contemplated hereby, the Closing described in Section 3. hereof shall be deferred until any such ratification shall have occurred.

14.           General Provisions.

a. Further Assurances.  Seller agrees to execute any documents which it has the authority to execute, whether before or after the Closing, to aid Buyer in clearing or perfecting title and ownership to the Subject Property and to facilitate the receipt of the proceeds of the sale of the production therefrom and attributable thereto.  Buyer shall make any request for execution of such document in writing and shall provide Seller with a copy of the document.

b. Entire Agreement.  This Agreement together with the Exhibits attached hereto, shall constitute the complete agreement between the Parties hereto and shall supersede all prior agreements, whether written or oral, and any representations or conversations with respect to the Subject Property.

c. Confidentiality.  If the Closing does not occur, Buyer will keep all the information furnished by Seller to Buyer hereunder, or in contemplation hereof, strictly confidential including without limit the Purchase Price and other terms of this Agreement, and will not use any of such information to Buyer's advantage or in competition with Seller, except to the extent such information (i) was already in the public domain, not as a result of disclosure by Buyer, (ii) was already known to Buyer, (iii) is developed by Buyer independently from the information supplied by Seller, or (iv) is furnished to Buyer by a third party independently of Buyer's investigation pursuant to the transaction contemplated by this agreement.

d. Assumption of Plugging and Abandoning Existing Wells.  Buyer understands that there are numerous wells located on the Leases, and that governmental authorities, lessors, and the operator(s) of the Leases, may demand/require that various of those wells be plugged and abandoned, and that the wellsites for such wells be cleared, cleaned up and returned to as near such wellsites’ surface condition as is reasonably practicable.  Buyer agrees that it is purchasing the Subject Property with knowledge of the above-described plugging, abandonment and surface restoration obligations.

e. Notices.  All communications required or permitted under this Agreement shall be in writing and may be sent by e-mail and/or facsimile.  Such communication shall be deemed made when actually received, or if mailed by registered or certified mail, postage prepaid, addressed as set forth below, shall be deemed made three (3) days after such mailing.  Faxes and e-mails will be deemed to be received when reflected in the fax confirmation sheet or by e-mail confirmation obtained by the sender.  Either Party may, by written notice to the other, change the address for mailing such notices.

Notices to Seller:  Nordic Oil USA 1, LLLP
3887 Pacific Street
Las Vegas, Nevada  89121
Attn:  Mr. Michael King
Fax No.  (702) 697-8944
E-Mail: mike@princetonresearch.com

Notices to Buyer: Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, Texas  77027
Attn:  Mr. William A. Sawyer
Fax No.  (713) 337-1510
E-Mail:  wsawyer@lucasenergy.com

f. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and their successors and assigns; provided, no assignment or delegation by either Party shall be made without the express consent of the other Party and if such consent is granted, no assignment or delegation shall relieve such Party of any of its obligations hereunder.

g. Law Applicable.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, and for the purposes of any disputes between the Parties and enforcement of the terms and provisions hereof, the jurisdiction and venue shall be in a competent court of the State of Texas or Federal District Court in the State of Texas.

h. Incorporation of Exhibits.  All exhibits and schedules referred to herein are attached hereto and are made a part hereof by this reference.

i. Expiration of Representations and Warranties.  None of the representations and warranties contained in Sections 4 and 5 or the covenants in Section 8 shall survive Closing, provided, however, that the representations and warranties contained in Sections 4(a), (b), (c), and (d); and 5(a), (b), (c), (d) and (e) shall survive the Closing for a period of two (2) years.  Except as provided above and for any covenant or agreement which by its terms expressly terminates as of a specific date, the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without contractual limitation.

j. Headings.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms and provisions of this Agreement.

k. Attorneys’ Fees.  The prevailing Party in any dispute hereunder shall be entitled to recover its reasonable attorneys’ fees and costs.

l. Expenses.  All fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid by the Party that incurred such fees, costs and expenses.

m. Amendment and Waiver.  This Agreement may be altered, amended or waived only by a written agreement executed by the Party to be charged.  No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

n. Announcements.  Buyer may, at its sole discretion, publicly disclose the execution of this Agreement and the transactions contemplated hereby.  If Seller is required by law to make an announcement concerning this Agreement, the Buyer shall be provided the opportunity to review and comment upon such announcement prior to the release of such announcement.

o. Third-Party Beneficiaries.  Unless expressly stated to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

p. Severance.  If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

q. Counterparts.  This Agreement may be signed in any number of counterparts and each such counterpart shall be considered any original and an enforceable agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed below by their duly authorized representatives.

SELLER	BUYER

NORDIC OIL USA 1, LLLP, by and through its General Partner, Princeton Research, Inc.	LUCAS ENERGY, INC.
By: /s/ Michael King	By: /s/ William A. Sawyer
Name: Michael King	Name: William A. Sawyer
Title: President	Title: President & CEO
Date:	Date:

LIST OF EXHIBITS

Exhibit                 Description

“A”                      Leases

“B”                      Working Interests, Net Revenue Interests and Allocated Values

“C”                      Contracts

“D”                      Form of Assignment, Conveyance and Bill of Sale

“E”                       Form of Promissory Note

“F”                       Form of Deed of Trust, Security Agreement, Financing Statement and Assignment of Production